Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made between Scholar Rock, Inc., a Delaware corporation (the “Company”), and Edward H. Myles (the “Employee”). The Company together with the Employee shall be referred to as the “Parties”. Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Parties entered into an Amended and Restated Employment Agreement dated as of December 8, 2024 (the “Employment Agreement”), which superseded a prior employment agreement between the Parties dated as of July 16, 2020 (the “Prior Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company agreed to provide the Employee with certain severance pay and benefits (the “Severance Benefits”) in the event of certain cessations of employment, subject to, among other things, the Employee entering into, not revoking and complying with a Separation Agreement and Release;

WHEREAS, the Employee’s employment with the Company is ending pursuant to Section 3(c) and Section 4 of the Employment Agreement;

WHEREAS, this Agreement is the Separation Agreement and Release referred to in the Employment Agreement;

WHEREAS, the Company desires to retain the services of the Employee as an independent contractor for a limited period of time following the last day of the Employee’s employment (the “Post-Employment Consulting Opportunity”);

WHEREAS, in exchange for, among other things, the Employee entering into and not revoking this Agreement and fully complying with the Continuing Obligations (as defined below), the Company shall provide the Employee with the Severance Benefits and the Post-Employment Consulting Opportunity; and

WHEREAS, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be paid or provided to the Employee in connection with the ending of the Employee’s employment. By entering into this Agreement, the Employee acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

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1.               Transition Period; Ending of Employment.

(a)               If the Employee enters into, does not revoke and complies with this Agreement, then the Employee’s employment with the Company will continue until March 15, 2025 (the “Anticipated Date of Termination”), unless the Employee sooner resigns or is terminated by the Company for Cause which, for purposes of the Transition Period, shall mean a material breach of this Agreement or the Restrictive Covenant Agreement (as defined below), in each case as determined by the Company in its reasonable good faith discretion, which, if curable, continues uncured for the period of five business days following the Employee’s receipt of written notice from the Company describing in reasonable detail the conduct giving rise to the notification of a termination for Cause. The actual last day of the Employee’s employment is referred to herein as the “Date of Termination,” and the time period between the date the Employee receives this Agreement and the Date of Termination is referred to herein as the “Transition Period.” During the Transition Period, unless otherwise requested by the Company’s Chief Executive Officer (“CEO”), the Employee will continue to work on a full-time basis, retain his title and perform his regular duties, except that Tech Ops, Facilities and IT will transfer to the Company’s Chief Technical & Quality Officer (“CTQO”) upon the start of her employment and, if the Company retains a new Chief Financial Officer (“New CFO”) prior to the Date of Termination, the Employee will serve in the role as Senior Advisor from the date the New CFO commences employment until the Date of Termination. The Employee will perform his duties competently and professionally during the Transition Period. The Employee acknowledges and agrees that actions constituting Good Reason under Section 3(d)(i) of the Employment Agreement will not apply during the Transition Period and waives the application of this section of Good Reason to his employment during the Transition Period.

(b)           During the Transition Period, the Employee will continue to receive his current Base Salary, remain eligible for benefits, subject to the terms of the applicable benefits plans, and vest in his outstanding, unvested stock options and restricted stock units (collectively, the “Equity Awards”) granted to him by Scholar Rock Holding Corporation (“SR Holding”), subject to the terms and conditions set forth in the applicable equity award agreements and equity plans (collectively, the “Equity Documents”).

(c)           The Employee’s employment with the Company shall end on the Date of Termination. The Parties acknowledge and agree that the Company has satisfied any notice obligations under Section 3(e) of the Employment Agreement. The Employee shall be deemed to have resigned from any and all officer and board member positions that the Employee holds with the Company or any of its subsidiaries and affiliates no later than the Date of Termination, and the Employee agrees to execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations. As of the Date of Termination, the Employee shall have no further employment relationship with the Company or any of its subsidiaries or affiliates.

(d)           The Employee agrees to promptly inform the Company prior to commencing other employment before the Anticipated Date of Termination, in which case the Employee’s employment with the Company will end immediately prior to the start date of such new employment and the Employee will not be eligible for the Severance Benefits or the Post-Employment Consulting Opportunity. For the avoidance of doubt, if the Employee resigns or the Company terminates the Employee’s employment for Cause prior to the Anticipated Date of Termination, the Employee’s employment will end and the Employee will be paid the Accrued Benefit (as defined below), but he will have no right to the Severance Benefits, the Post-Employment Consulting Opportunity or any other post-employment compensation or benefits from the Company. Employee’s agreement with a new employer after the Anticipated Date of Termination shall not adversely impact his entitlement to the Severance Benefits Severance Benefits, the Post-Employment Consulting Opportunity or any other post-employment compensation or benefits from the Company, provided such employment does not violate Employee’s Continuing Obligation (as defined in Section 6).

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2.             Accrued Benefit. The Company shall pay or provide to the Employee (or to the Employee’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement) and any accrued but unused vacation through the Date of Termination on or before the time required by law but in no event more than 30 days after the Employee’s Date of Termination; and (ii) any vested benefits the Employee may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”). In addition, regardless of whether this Agreement becomes effective, the Employee’s eligibility to participate in the Company’s group health plans and other benefit plans and programs will end on the Date of Termination or thereafter in accordance with the terms and conditions of the applicable benefit plans and programs. The Employee will be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover, including payment obligations. Any COBRA continuation coverage will be at the Employee’s own cost, except as provided in Section 3(c) below.

3.             Severance Benefits. If the Employee (i) enters into, does not revoke and complies with this Agreement and (ii) does not resign and is not terminated by the Company for Cause prior to the Anticipated Date of Termination (collectively the “Conditions”):

(a)            the Company shall pay the Employee an amount equal to the sum of (A) nine (9) months of the Employee’s Base Salary plus (B) a portion of $202,400 to be prorated based on the number of days the Employee is employed by the Company in 2025 (collectively, the “Severance Amount”), with the Severance Amount to be paid in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months commencing on the first practicable payroll date following the later of the (i) Date of Termination and (ii) the Effective Date of this Agreement;

(b)           if, as of the Date of Termination, the Employee has not received his Prior Year Bonus (for calendar year 2024), then the Company will pay the Employee the bonus amount that the Employee otherwise would have earned if he remained employed as of the date of payment with the date of payment to be no later than March 15, 2025. The amount of the Prior Year Bonus will be based solely on the Company performance rating, which will be the same rating as the rating applied to Company’s Chief Executive Officer and his direct reports; and

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(c)           if the Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall, for the period of nine (9) months following the Date of Termination or the Employee’s COBRA health continuation period, whichever is shorter, pay the cost of the monthly employer contribution (either by direct payment to the group health plan provider or the COBRA provider or by reimbursing the Employee for such cost) that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

4.             Post-Employment Consulting Opportunity.

(a)            If the Employee satisfies the Conditions, then on the date immediately following the Date of Termination, the Employee will become a Senior Advisor to the Company and provide as-requested consulting services (the “Consulting Services”) until September 15, 2025, unless the Company sooner terminates the consulting arrangement for Cause (as defined in the Employment Agreement) or the Employee terminates the consulting arrangement for any reason (such actual period, the “Consulting Period”). The Employee will report to the CEO during the Consulting Period, and it is anticipated that the Employee will work with the CTQO and the New CFO during the Consulting Period, if requested, or such other people as the CEO may direct. The Consulting Services will relate to the transition of Employee’s duties and responsibilities during his active employment with the Company. The Consulting Services shall not exceed ten hours per calendar month and shall not interfere with Employee’s commitment to any new employer.

(b)           As the sole compensation for the Consulting Services, the Employee shall continue to vest in his outstanding, unvested Equity Awards during the Consulting Period, subject to the terms of the Equity Documents. For the avoidance of doubt, there will be no break in the Employee’s service relationship with the Company between the Date of Termination and the commencement of the Consulting Period for purposes of such continued vesting.

(c)           The Company will reimburse the Employee for any reasonable expenses incurred in performing the Consulting Services, subject to the Company’s expense reimbursement policy. During the Consulting Period, the Employee will no longer be an employee of the Company, but instead will be retained as an independent contractor. The Employee will be solely responsible for payment of all charges and taxes arising from the Employee’s relationship to the Company as an independent contractor. The Employee agrees that during the Consulting Period, the Employee will not state or imply, directly or indirectly, that the Employee is empowered to bind the Company without the Company’s prior written consent.

(d)           The Employee acknowledges and agrees that (i) the terms of the Amended and Restated Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement between him and the Company dated as of February 20, 2024 (the “Restrictive Covenant Agreement”) shall apply during the Consulting Period, subject to the Non-Compete Waiver (as defined below) and the terms of Section 13 of this Agreement, and (ii) as stated in the Restrictive Covenant Agreement, references to the employment relationship therein includes any service to the Company as an independent contractor. During the Consulting Period, Employee’s non-competition obligations under Section 8(A) of the Restrictive Covenant Agreement shall only apply to the unit or division of any business that researches, develops or commercializes products or services focused on the treatment of spinal muscular atrophy or cardiovascular/metabolic diseases by targeting myostatin.

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5.             General Release. In consideration for, among other terms, the Severance Benefits and the Post-Employment Consulting Opportunity, to which the Employee acknowledges he would not otherwise be entitled, the Employee voluntarily releases and forever discharges the Company, its affiliated and related entities (including, without limitation, SR Holding), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Employee signs this Agreement, the Employee has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: arising in connection with or under the Employment Agreement or any other agreement between the Employee and any of the Releasees; relating to the Employee’s employment by and separation from employment with the Company; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and Mass. Gen. Laws ch. 151B); under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act (“WARN”) or any state mini-WARN law); for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148-150C or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect any rights the Employee may have under the Company’s Section 401(k) plan or this Agreement, or the Employee’s rights (if any) to indemnification pursuant to the Company’s organizational documents or any indemnification agreement between Scholar Rock Holding Corporation and the Employee, or coverage, if any, under applicable directors’ and officers’ insurance policies, nor shall it apply to Claims that cannot be waived as a matter of law. The Employee agrees not to accept damages of any nature, other equitable or legal remedies for his own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, the Employee represents that he has not assigned any Claim to any third party.

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6.             Continuing Obligations. The Employee acknowledges that he remains subject to his obligations under the Restrictive Covenant Agreement in accordance with its terms, including, without limitation, the post-employment non-solicitation obligations, the obligation to maintain the confidentiality of the Company’s “Proprietary Information,” as defined in the Restrictive Covenant Agreement and the obligation to return all Company documents and other Company property; except that the Company hereby acknowledges and agrees that, the post-service relationship non-competition covenant in Section 8(A) of the Restrictive Covenant Agreement, will not apply following the termination of the Consulting Period (the “Non-Compete Waiver”) and the Employee will not be entitled to any payments under the Restrictive Covenant Agreement. The Employee is also required to comply with the Company’s Insider Trading Policy following the Date of Termination, to the extent applicable. The Restrictive Covenant Agreement, the Insider Trading Policy and the Employee’s obligations set forth in Sections 7 through 10 below are referred to as the “Continuing Obligations.”

7.             Return of Property. The Employee acknowledges and agrees that he is required to return all Company property, including, without limitation, his Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). In light of the Employee’s Post-Employment Consulting Opportunity with the Company following the Date of Termination, the Employee may retain such Company Property that is necessary, as determined by the CEO, for purposes of performing Consulting Services during the Consulting Period, provided that the Employee promptly returns all such Company Property at the end of the Consulting Period or upon the earlier request of the CEO. After returning all Company Property, the Employee commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Employee’s property after the Consulting Period. The obligations contained in this Section 7 are supplemental to, and not in lieu of, any return of property obligations the Employee has pursuant to the Restrictive Covenant Agreement.

8.             Communications. The Employee agrees that he will not communicate about his transition and departure with anyone until after the Company has made a formal written announcement about the Employee’s transition and departure through an email communication or as otherwise agreed to by the CEO (the “Company Announcement”); provided that the Employee may communicate with his tax advisors, attorneys, and spouse about his departure before the Company Announcement, provided further that the Employee first advises such persons not to reveal information about the Employee’s departure and each such person agrees. In  addition, the Employee agrees that following the Date of Termination, the Employee will promptly update any social media or electronic accounts (e.g., LinkedIn) to reflect that the Employee is no longer employed by the Company.

9.             Non-Disparagement. Subject to Section 13 of this Agreement the Employee agrees not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company, SR Holding, any of its or their products or services or any of its or their current or former officers, directors, employees or agents. Subject to Section 13 of this Agreement and provided the Company does not later discover that the Employee engaged in material misconduct during his employment with the Company, the Company agrees that it shall not issue any press release or public statement containing disparaging statements concerning Employee, and shall instruct each member of the Company’s executive team that they shall not make any disparaging statements (whether public or private, written, oral, through social or electronic media or otherwise) concerning the Employee or his contributions and services to the Company.

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10.          Cooperation. During and after the Employee’s employment, the Employee shall cooperate fully with any reasonable request of the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully at mutually convenient times with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 10.

11.           Termination of Payments; Injunctive Relief. The Employee acknowledges that his right to the Severance Benefits and the Post-Employment Consulting Opportunity is conditioned on his full compliance with the Continuing Obligations; provided, however, and for the avoidance of doubt, that the post-employment non-competition provision in Section 8(A) of the Restrictive Covenant Agreement shall not apply and is superseded by Section 6 of this Agreement. In the event that the Employee fails to comply with any of the Continuing Obligations, then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Severance Benefits and/or to seek repayment of any previously paid Severance Benefits. Such termination in the event of a breach by the Employee shall not affect the general release in Section 5 of this Agreement or the Employee’s obligation to comply with the Continuing Obligations. Further, the Employee agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Employee of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Employee agrees that, should either Party initiate litigation relating to the breach of this Agreement or Employee’s Continuing Obligations, the prevailing party shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to recover its attorneys’ fees and costs associated with any such breach.

12.           Advice of Counsel; Absence of Reliance. This Agreement is a legally binding document and the Employee’s signature will commit the Employee to its terms. The Employee is advised to discuss all aspects of this Agreement with his attorney. The Employee acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. In signing this Agreement, the Employee is not relying upon any promises or representations made by anyone at or on behalf of the Company.

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13.           Protected Disclosures. Nothing in this Agreement, any other agreement with the Company, or any Company policy or code limits the Employee’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on the Employee’s behalf, the Employee waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right the Employee may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

14.           Time for Consideration; Effective Date. The Employee acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from his receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, the Employee must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned on or before the expiration of the Consideration Period. If the Employee signs this Agreement prior to the end of the Consideration Period, the Employee acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. The Employee and the Company agree that any changes or modifications to this Agreement shall not restart the Consideration Period. For a period of seven (7) business days from the date of his execution of this Agreement, the Employee shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such revocation period. This Agreement shall become effective on the day immediately following the expiration of the revocation period (the “Effective Date”), provided that the Employee does not revoke this Agreement during the revocation period. Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Employee breaches any provision contained in this Agreement (including any provision of the Restrictive Covenant Agreement).

15.           Incorporation of Whereas Clauses. The Parties incorporate by reference the Whereas clauses set forth above as if fully set forth herein.

16.           Enforceability. The Employee acknowledges that, if any portion or provision of this Agreement or the Restrictive Covenant Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

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17.           Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement, constitutes the entire agreement between the Employee and the Company concerning the Employee’s employment with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Employee’s employment with the Company including, without limitation, the Employment Agreement and the Prior Agreement, provided that, and notwithstanding the foregoing, (i) the Equity Documents, and (ii) Sections 2(f) (“Equity”), 5 (“Severance Pay and Benefits Upon Termination by the Company without Cause or by the Employe for Good Reason During the Change in Control Period”, but only in the event a Change in Control occurs within three (3) months of the Date of Termination), 6 (“Section 409A”), 8 (“Arbitration of Disputes”), 21(“Successors to Company”) and 22 (“Clawback Acknowledgement”) of the Employment Agreement shall continue to be in full force and effect in accordance with their terms. For clarity, and notwithstanding anything to the contrary herein, in the event that a Change in Control occurs within three (3) months immediately following the Date of Termination, the Employee shall be entitled to the accelerated vesting of his Time-Based Equity Awards described in Section 2(f) of the Employment Agreement and, if the Employee is receiving Severance Benefits hereunder, the Employee will be entitled to the enhanced severance pay and benefits described under Section 5 of the Employment Agreement (less any Severance Benefits the Employee has already received hereunder).

18.           Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Employee and a duly authorized representative of the Company.

19.           Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits made to the Employee in connection with the Employee’s employment with the Company.

20.           Acknowledgment of Wage and Other Payments. The Employee acknowledges and represents that, except as expressly provided in this Agreement, the Employee has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Employee. The Employee is not entitled to any other compensation or benefits from the Company related to his employment following the Date of Termination except as specifically set forth in this Agreement.

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21.           Arbitration of Disputes. The Company and the Employee agree that the “Arbitration of Disputes” provision in Section 8 of the Employment Agreement shall continue to apply, the terms of which are incorporated by reference into this Agreement. For the avoidance of doubt, Section 8 of the Employment Agreement shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including, without limitation, to enforce the Continuing Obligations; provided that any other relief shall be pursued through an arbitration proceeding pursuant to Section 8 of the Employment Agreement.

22.           Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of the Employment Agreement, the Parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

23.           Governing Law; Interpretation. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

24.           Assignment; Successors and Assigns. Neither the Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without the Employee’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Employee and the Company, and each of the Employee’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Employee’s death after the Date of Termination but prior to the completion by the Company of all payments due to the Employee under this Agreement, the Company shall continue such payments to the Employee’s beneficiary designated in writing to the Company prior to the Employee’s death (or to the Employee’s estate, if the Employee fails to make such designation).

25.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

SCHOLAR ROCK, INC.

By:	/s/ Jay Backstrom
Name:	Jay Backstrom, M.D., MPH
Title:	Chief Executive Officer

Date:	1/28/2025

EMPLOYEE

/s/ Edward H. Myles
Edward H. Myles

Date:	1/28/2025

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